Sheet1

Merrill Lynch Retirement Series Trust
Series Number: 1
File Number: 811-3310
CIK Number: 356013
Merrill Lynch Retirement Reserves Money Fund
For the Period Ending: 10/31/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ending October 31, 2000.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

02/02/2000	$50,000	Student Loan Marketing	5.00%	03/03/2001
02/09/2000	75,000	Student Loan Marketing	5.00	08/23/2001
03/10/2000	50,000	Federal National Mtg. Assoc.	5.00	09/17/2001
04/05/2000	100,000	Student Loan Marketing	5.00	04/12/2002
09/06/2000	75,000	Student Loan Marketing	5.00	03/18/2002

Last Updated on 12/27/2000
By Win95 User